Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162679, 333-195353 and 333-232135 on Forms S-8 and Registration Statement No. 333-225647 on Form S-3ASR of our reports dated February 26, 2021, relating to the consolidated financial statements of PennyMac Mortgage Investment Trust and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/S/ Deloitte & Touche LLP

Los Angeles, California

February 26, 2021